UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2025

BARNWELL INDUSTRIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-5103	72-0496921
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Alakea Street, Suite 500 Honolulu, Hawaii 96813
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (808) 531-8400

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.50 par value per share	BRN	NYSE American
Common Stock Purchase Rights	N/A	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Private Placement Offering

On November 24, 2025, Barnwell Industries, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors (the “Purchasers”), including certain directors of the board of directors of the Company pursuant to which the Company agreed to issue and sell an aggregate of: (i) 2,221,141 shares of its common stock, par value $0.50 per share (the “Common Stock”), and (ii) warrants (the “Common Warrants”) to purchase up to 1,029,104 shares of Common Stock (the “Warrant Shares”) in a private placement offering of the Company’s securities (the “Offering”). The directors of the Company participating as Purchasers in the Offering and certain other Purchasers will not receive any Common Warrants. The price of the shares of Common Stock sold in the private placement was $1.10 per share of Common Stock.

The Common Warrants have an exercise price of $1.65 per share (the “Exercise Price”), can be exercised starting one hundred eighty (180) days following the date of closing of the Offering (the “Initial Exercise Date”) and will be exercisable for three years following the Initial Exercise Date (the “Termination Date”). The Common Warrants contain customary anti-dilution provisions in respect of recapitalizations, stock splits, stock dividends and similar transactions but do not contain anti-dilution provision with respect to future securities issuances.  Beginning on the Initial Exercise Date and ending on the Termination Date, the Company will have the right to require holders of Common Warrants to exercise their Common Warrants, in whole or in part, under certain circumstances and subject to certain conditions, if the price of the Common Stock exceeds two times the then-current Exercise Price of the Common Warrant for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period.

The gross proceeds to the Company from the Offering are expected to be approximately $2,443,255. The Offering is expected to close (the “Closing”) on or about November 28, 2025 (the “Closing Date”), subject to the satisfaction of customary closing conditions.

Pursuant to the terms of the Purchase Agreement, following the Closing, one of the Purchasers, Mr. Bradley L. Radoff, has the right to appoint a director to the Company’s board of directors (“Board”).  Accordingly, it is expected that Joshua Schecter, Mr. Radoff’s nominee, will join the Company’s Board sometime following the Closing.

Pursuant to the terms of the Purchase Agreement, the Company has agreed to register for resale the shares of Common Stock and the Warrant Shares and plans to file an initial registration statement covering such resale no later than forty-five (45) days after the Closing Date (the “Filing Deadline”). The Company has agreed to use commercially reasonable efforts to cause the registration statement covering the resale of the securities described above to be declared effective but no later than the earlier of (a) the 30th calendar day following the Filing Deadline, or if the Securities and Exchange Commission notifies the Company that it will “review” the initial registration statement, (b) the seventy-fifth (75) calendar day following the Filing Deadline. Failure by the Company to meet the filing deadlines and other requirements set forth in the Purchase Agreements may subject the Company to certain damages. The Company also agreed to use commercially reasonable efforts to keep such registration statement effective until the earlier of the date the Shares and the Warrant Shares covered by such registration statement have been sold or may be resold pursuant to Rule 144 without restriction. The Company has agreed to be responsible for all fees and expenses incurred in connection with the registration of the Shares and the Warrant Shares.

The Shares, the Warrants and the Warrant Shares are being sold and issued without registration under the  Securities Act of 1933, as amended (the “Securities Act”) in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and/or Rule 506 promulgated under the Securities Act as sales to accredited investors.

The foregoing descriptions of the Purchase Agreement and the Common Warrants are not complete and are qualified in their entirety by reference to the full text of the Form of Purchase Agreement and the Form of Common Warrant, which are attached hereto as Exhibit 10.1 and 4.1, respectively, and are incorporated by reference into this Item 1.01.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosures in Item 1.01 of this Current Report on Form 8-K regarding the Offering are incorporated by reference into this Item 3.02.

Item 8.01.	Other Events.

On November 24, 2025, the Company issued a press release announcing the private placement. A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01.	Exhibits.

(d)	Exhibits

Exhibit	Description
4.1	Form of Common Warrant.
10.1	Form of Securities Purchase Agreement.
99.1	Press Release, dated February 10, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARNWELL INDUSTRIES, INC.

Date:	November 26, 2025	By:	/s/ Alexander C. Kinzler
Alexander C. Kinzler
Secretary